UBS Investment Trust
51 West 52nd Street
New York, New York 10019


September 4, 2007
VIA EDGAR
Securities and Exchange Commission
Washington, D.C.

Re: UBS Investment Trust  Form NSARB
To Whom It May Concern:
We are writing to inform you that on November 1, 2006, the Independent Auditors Report on Controls and Procedures for UBS Investment Trust was inadvertently omitted as an attachment to the NSARB filing, accession number 000087380306000007. On September 4, 2007, the NSARB filing was amended and filed via this filing to include this report. We regret any inconvenience caused by the omission.


Sincerely,
/s/ Michael J. Flook
Michael J. Flook
Vice President and Assistant Treasurer
UBS Investment Trust